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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Jabil Circuit, Inc.:

      We consent to incorporation by reference in this registration statement on Form S-8 of Jabil Circuit, Inc. of our report dated October 7, 1996, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended August 31, 1996, which report appears in the August 31, 1996 annual report on Form 10-K of Jabil Circuit, Inc.



St. Petersburg, Florida                               KPMG PEAT MARWICK LLP
October 7, 1997
                                                      /s/KPMG PEAT MARWICK LLP